EXHIBIT 10.27

CORNING INCORPORATED AMENDED
2002 WORLDWIDE EMPLOYEE SHARE PURCHASE PLAN

     The 2002 Worldwide Employee Share Purchase Plan, as amended (the “Plan”) of Corning Incorporated (“Corning” or the “Corporation”) is designed to provide a flexible mechanism to permit eligible employees to obtain an equity interest in Corning, thereby increasing their proprietary interest in the Corporation’s growth and success.

     1. Administration. The Compensation Committee of the Corning Board of Directors (the “Committee”) shall administer the Plan. Subject to the provisions of the Plan, the Committee shall interpret the Plan and all rights granted to purchase shares under the Plan, make such rules as it deems necessary for the proper administration of the Plan and make all other determinations necessary or advisable for the administration of the Plan. In addition, the Committee shall correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any right granted to purchase shares under the Plan, in the manner and to the extent that the Committee deems desirable. The Committee shall, in its sole discretion, make such decisions or determinations and take such actions, and all such decisions, determinations and actions taken or made by the Committee pursuant to this and all other sections of the Plan shall be conclusive on all parties.

     The Committee shall not be liable for any decision, determination or action taken in good faith in connection with the administration of the Plan. The Committee shall have the authority to delegate plan administration and interpretation of the Plan to an administrative committee consisting of at least three employees (the “Administrative Committee”). Members of the Administrative Committee shall be eligible to participate in the Plan on the same terms as other employees. The Administrative Committee shall have power to interpret the Plan and to make rules and regulations for the administration of the Plan which are not inconsistent with the terms of the Plan, and its decisions shall be binding on both the Corporation and employees. To the extent permitted by law, the Corporation shall indemnify and hold harmless the members of the Administrative Committee from and against any and all liabilities arising out of the exercise in good faith of any power or discretion vested in any member of the Administrative Committee by the Committee, except where due to malfeasance, misfeasance or willful negligence.

     2. Eligibility. All employees of Corning designated as eligible by the Committee can participate in the Plan and, except as otherwise provided, shall have the same rights and privileges hereunder, provided, however, no option (or right to purchase the Corporation’s Common Stock) shall be granted to an employee if such employee, immediately after the option is granted, owns, directly or indirectly, shares of Corning Common Stock possessing five percent or more of the total combined voting power or value of all classes of shares of Corning or any subsidiary within the meaning of Sections 423(b)(3) and 424(f) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Code”). The Committee may also limit eligibility to designated payroll groups such as salaried or non-unionized hourly employees or to designated locations. The Committee may also in its discretion designate the employees of Corning subsidiaries that may participate in the Plan. The Corning Board of Directors (the “Board”) may also limit any employee’s rights to purchase shares pursuant to the Plan to a rate that does not exceed $25,000 per calendar year or such other amount as may be specified under Section 423 of the Code.

     3. Offerings. An aggregate of 30,000,000 shares of Corporation’s Common Stock, par value $.50 per share, (“Corning Common Stock” or “Stock”) shall be available for issuance under the Plan, subject to adjustment under Section 16, commencing with Stock issued after May 1, 2002.

     Each calendar quarter the Corporation shall offer to eligible employees the opportunity to purchase Stock pursuant to the Plan. Each offering period shall be a calendar quarter. The Board may make an offering period shorter or longer, but not longer than 27 months. An eligible employee can purchase Stock on a quarterly basis (the “purchase period”) or a different purchase period as the Board determines in its discretion. The first business day of each offering period is referred to as the entry date, except that for employees who elect to participate after that date, the entry date is the first business day of the first purchase period beginning after their election or such other date as the Committee may determine in its discretion.

      4. Participation. An eligible employee may participate in such offering by completing and forwarding to the employee’s appropriate payroll location by a date, selected by the Committee, prior to the entry date a payroll deduction authorization form. The employee will authorize a regular payroll deduction from his regular compensation and will specify the entry date, on which such deduction is to commence, which may not be retroactive. If the Committee so determines, the employee may also specify whether he wishes deductions to be made from such non-fixed, bonus compensation as he may receive from time to time.

     5. Deductions. The Corporation will maintain payroll deduction accounts for all participating employees. With respect to offerings made under the Plan, an employee may authorize a payroll deduction in terms of whole number of dollars, but (i) not in excess of a maximum of 10% of the regular compensation an employee receives during the offering period (or during such portion thereof as an employee may elect to participate) and (ii) not in excess of a percentage of non-fixed, bonus compensation as the Committee may from time to time determine pursuant to Section 4 above.

     6. Deduction Changes. During any offering period, the employee may at any time stop his payroll deduction by filing a new payroll authorization form. The cessation of contributions shall become effective as soon as possible after receipt of the form. The employee may thereafter begin participation again only during a succeeding quarterly offering period. To the extent the Board authorizes offering periods in excess of one quarter, a participating employee may stop, increase or reduce prospectively the amount of his or her deduction as of the beginning of any calendar quarter. The Committee is authorized to establish rules limiting the frequency with which participating employees may stop, increase or reduce the level of contributions and may establish a waiting period for participating employees requesting to re-authorize or increase payroll deductions.

     7. No Withdrawal of Funds. Unless otherwise determined by the Committee, in its discretion, once an employee has begun participation in any offering period, he may stop his payroll deductions but may not withdraw any balance accumulated in his account for such offering period.

     8. Interest. Except as otherwise determined by the Committee, the Corporation shall not credit an employee’s account with interest.

     9. Purchase and Price of Shares. Each employee participating in any offering under the Plan will purchase as many shares of Corning Common Stock as the amounts withheld pursuant to Section 5 above shall cover.

     The purchase price for each share purchased will be 85% of the market price on either the employee’s entry date or the last business day of the purchase period (whichever price is lower). Effective for purchase periods beginning on and after October 1, 2006, the purchase price for each share purchased will be 85% of the market price on the last business day of the purchase period.

     The phrase “market price” means the closing price of Corning Common Stock on the New York Stock Exchange on a given day or, if no sales of Corning Common Stock were made on that day, the closing price of stock on the next preceding day on which sales were made on such Exchange.

     As of the last trading day of each purchase period, the account of each participating employee shall be totaled and funds in the employee’s account as of that date shall be used to purchase Corning Common Stock. The employee shall be deemed to have exercised an option to purchase such shares at such price and the employee’s account shall be charged for the amount of the purchase. Subsequent shares purchased by the employee will be purchased in the same manner, subject to funds having again been deposited in the employee’s account.

     10. International Employees. The Board shall have the power and authority to allow the employees of Corning or any subsidiary or related entity (“Affiliate”) who work or reside outside of the United States an opportunity to acquire Stock pursuant to the Plan in accordance with such special terms and conditions as the Board may designate with respect to each such Affiliate. Without limiting the authority of the Board, the special terms and conditions which may be established with respect to each such Affiliate, and which need not be the same for all Affiliates, include but are not limited to the right to participate, procedures for elections to participate, the payment of any interest with respect to amounts received from or credited to accounts held for the benefit of Participants, the purchase price of any shares to be acquired, the length of any purchase period, the maximum amount of contributions, credits or Stock which may be acquired by any Participant, and a Participant’s rights in the event of his or her death, disability, withdrawal from the Plan, termination of employment on behalf of the Corporation and all matters related thereto. This Section 10 is not subject to Section 423 of the Code or any other provision of the Plan that refers to or is based upon such section. For tax purposes, this Section 10 shall be treated as separate and apart from the balance of the Plan.

     11. Registration of Certificates. It is anticipated that shares of Corning Common Stock purchased by the employee shall be held by a third party agent in an investment account established for and by the employee and that, unless special arrangements are made to the contrary, if there are any dividends paid on shares of Corning Common Stock purchased under the Plan such dividends will be reinvested.

     Upon request by the employee to the third party agent or Corning, as appropriate, certificates for whole shares will be delivered to the employee. Fractional shares will not be delivered.

     Certificates when issued may be registered only in the name of the employee, or, if the employee so indicates on the employee’s payroll deduction authorization form, in the employee’s name jointly with a member of the employee’s family or another person.

     12. Rights as a Stockholder. A participating employee shall not have any of the rights or privileges of a stockholder with respect to shares purchased under the Plan unless and until payment is made for such shares and his ownership interest has been evidenced on Corning’s books.

     13. Rights on Retirement, Death, or Termination of Employment. In the event of a participating employee’s retirement, death, or termination of employment during a quarterly offering period, no payroll deduction shall be taken from any pay due and owing to an employee at such time. In the event of an employee’s death and upon the request of his estate but subject to the approval of the Committee, the balance in the deceased employee’s payroll deduction account shall be paid to the employee’s estate in cash.

     14. Rights Not Transferable. Rights under the Plan are not transferable by a participating employee and are exercisable during the employee’s lifetime only by the employee. Any amount credited to the account of any employee under the Plan may not be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon any employee’s account or on any employee’s right to purchase will be null and void and without effect.

     15. Application of Funds. All funds received or held by Corning under the Plan may be used for any corporate purpose.

     16. Adjustments upon Changes in Capitalization, Merger or Sale of Assets. In the event of any stock split, stock dividend, spin-off, reclassification, recapitalization or other similar event affecting Corning’s Common Stock, adjustments may be made in the number of shares approved for the Plan, the number and kind of shares of stock to be purchased pursuant to each option and the price per share of common stock covered by each option. Any such adjustment will be made by the Committee, whose determination shall be final. In the event of a proposed sale of all or substantially all of the assets of the Corporation or the merger or consolidation of the Corporation with another company, the Board may determine that each option will be assumed by, or an equivalent option substituted by the successor company or an affiliate, that the purchase date will be accelerated, or that all outstanding options will terminate and accumulated payroll deductions will be refunded. In the event of any other change affecting Corning Common Stock, such adjustment shall be made as may be deemed equitable by the Board to give proper effect to such event.

     17. Amendment of the Plan. The Board may terminate or amend the Plan at any time, except that it may not, without shareholder approval, increase the number of shares subject to the Plan other than as described in Section 16 of the Plan. The Board is expressly authorized to amend the Plan in any respect the Board deems necessary or advisable to provide employees with the maximum benefits provided or to be provided under provisions of the Code relating to employee stock purchase plans and/or to bring the Plan and/or rights to purchase shares granted under it into compliance therewith. Rights and obligations under a right to purchase shares granted before amendment of the Plan shall not be impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

     18. Termination of the Plan. The Plan and all rights of employees under any offering hereunder shall terminate on the earlier of:

     (a) the day that participating employees become entitled to purchase a number of shares greater than the number of shares remaining available for purchase; provided, however, if the number of shares so purchasable is greater than the shares remaining available, the available shares shall be allocated by the Committee among such participating employees in such manner as it deems fair;

     (b) May 1, 2010; or

     (c) at any time, at the discretion of the Board.

Upon termination of the Plan all amounts in the accounts of participating employees shall be carried forward into the employee’s payroll deduction account under a successor plan, if any, or promptly refunded.

     19. Compliance with Rule 16b-3. Any transactions under the Plan with respect to officers (as defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended, (the “1934 Act”)) are intended to comply with all applicable conditions of Rule 16b-3 of the 1934 Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     20. Compliance with Code Section 409A. Notwithstanding the provisions of Sections 1, 16 and 17 of the Plan, none of the Board, the Committee or the Administrative Committee shall take any action that constitutes a “modification, extension or renewal” of any option under the Plan, as such terms are defined in and interpreted under Code Section 409A and the regulations adopted in connection with Code Section 409A, which would cause the Plan to be a “deferred compensation plan” subject to the provisions of Section 409A. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     21. Compliance with Code Section 409A. Notwithstanding the provisions of Sections 1, 16 and 17 of the Plan, none of the Board, the Committee or the Administrative Committee shall take any action that constitutes a “modification, extension or renewal” of any option under the Plan, as such terms are defined in and interpreted under Code Section 409A and the regulations adopted in connection with Code Section 409A, which would cause the Plan to be a “deferred compensation plan” subject to the provisions of Section 409A. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     22. Governmental Regulations. The Corporation’s obligation to sell and deliver shares of Corning Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such stock.

     23. Stock. The shares of Corning Common Stock subject to sale under the Plan may be either (i) authorized and unissued, (ii) issued and held in the Corporation’s treasury, or (iii) purchased on the open market by a third party agent.

     24. No Employment Rights. Nothing in this Plan shall confer on any employee any express or implied right to employment or continued employment by the Corporation or any Affiliate, whether for the duration of the Plan or otherwise. This Plan shall not form part of any contract of employment between the Corporation or any Affiliate and any employee of the Corporation or any Affiliate, nor shall this Plan amend, abrogate or affect any existing employment contract between the Corporation or any Affiliate and their respective employees. Nothing in this Plan shall confer on any person any legal or equitable right against the Corporation or any Affiliate directly or indirectly or give rise to any cause of action at law or in equity against the Corporation or any Affiliate.

     25. No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Corporation or any subsidiary from taking any corporate action that is deemed by the Corporation or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any option granted under the Plan. No employee, beneficiary or other person shall have any claim against the Corporation or any subsidiary as a result of any such action.

     26. Limits on Compensation. Neither the Stock purchased by a participating employee under the Plan nor any stock purchase account maintained under this Plan nor any other benefit conferred hereby shall form any part of the wages or salary of any Participant for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Corporation or any subsidiary be entitled to any compensation for any loss of any right or benefit under the Plan which such employee might otherwise have enjoyed but for ceasing to be an employee, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise.

     27. Effect upon other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Corporation or any subsidiary. Nothing in the Plan shall be construed to limit the right of the Corporation, any parent or subsidiary company to (a) establish any other forms of incentives or compensation for employees of the Corporation, a parent or subsidiary company or (b) grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

     28. Compliance with Applicable Laws. The Corporation’s obligation to offer, issue, sell or deliver Stock under the Plan is at all times subject to all approvals of and compliance with any governmental authorities (whether domestic or foreign) required in connection with the authorization, offer, issuance, sale or delivery of Stock as well as all federal, state, local and foreign laws. Without limiting the scope of the preceding sentence, and notwithstanding any other provision in the Plan, the Corporation shall not be obligated to grant options or to offer, issue, sell or deliver Stock under the Plan to any employee who is a citizen or resident of a jurisdiction the laws of which, for reasons of its public policy, prohibit the Corporation from taking any such action with respect to such employee.

     29. Severability. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

     30. Governing Law. All provisions of the Plan shall be construed in accordance with the laws of New York except to the extent preempted by federal law.

     IN WITNESS WHEREOF, the Corporation has caused this document covering the Plan, as amended, to be executed by its duly authorized officer to be effective September 19, 2006.

/s/ John P. MacMahon
John P. MacMahon
Vice President - Global Compensation & Benefits